EXHIBIT 10.3

ENCORE CAPITAL GROUP, INC.

TRANSITION AGREEMENT

        This Transition Agreement (the “Agreement”), to be effective as of June 13, 2005 (the “Effective Date”), by and between Encore Capital Group, Inc., a Delaware corporation (the “Company”), and Barry Barkley.

        WHEREAS, Mr. Barkley and the Company previously discussed Mr. Barkley’s retirement from his position as the Company’s Chief Financial Officer.

        WHEREAS, the Company desires for Mr. Barkley to serve as a director on the Company’s Board of Directors (the “Board”).

        WHEREAS, Mr. Barkley is willing to serve as director on the Board on the terms and subject to the conditions set forth in this Agreement, and Mr. Barkley authorized the Company to submit his Board nomination to the Company’s stockholders at the Annual Meeting of Stockholders held on May 3, 2005 (the “2005 Annual Meeting”).

        THE PARTIES AGREE AS FOLLOWS:

        1.     Mr. Barkley hereby confirms his resignation from his office as Chief Financial Officer of the Company as of May 3, 2005. Mr. Barkley further agrees: (i) to serve as a director of the Company until the Company’s Annual Meeting of Stockholders held in 2006 (the “2006 Annual Meeting”); (ii) if he is nominated to serve on the Board and is elected to the Board by the Company’s stockholders at the 2006 Annual Meeting, to serve as a director of the Company until the Company’s Annual Meeting of Stockholders held in 2007 (the “2007 Annual Meeting”); and (iii) if he is nominated to serve on the Board and is elected to the Board by the Company’s stockholders at the 2007 Annual Meeting, to serve as a director of the Company until September 11, 2007.

        2.     In consideration for each year of his service as a director of the Company, if any, Mr. Barkley will be entitled to receive the same compensation, benefits and other rights the Company provides to the other non-employee members of the Board. The Company also agrees to reimburse Mr. Barkley for all reasonable travel and other expenses incurred by him in conjunction with his Board service in a manner consistent with the Company’s reimbursement policy for directors.

        3.     In consideration for Mr. Barkley’s willingness to serve on the Board, pursuant to Section 4(iv) of Mr. Barkley’s Non-Incentive Stock Option Agreement granted on September 11, 2002 (the “2002 Option”), fifty percent (50%) of the shares of Common Stock subject to the 2002 Option shall be deemed to have vested on May 3, 2005, and the remaining fifty percent (50%) of the shares of Common Stock subject to the 2002 Option shall vest on the earlier of May 3, 2006 or the 2006 Annual Meeting (the “End Vesting Date”). Notwithstanding the foregoing, the shares of Common Stock subject to the 2002 Option shall immediately vest in full if: (i) Mr. Barkley is removed from (or not elected to) the Board Without Cause (as defined hereinafter) prior to the End Vesting Date; (ii) in the event Mr. Barkley dies prior to the End Vesting Date; (iii) in the event that Mr. Barkley shall become Disabled (as defined hereinafter) prior to the End Vesting Date; or (iv) immediately prior to a Change of Control (as defined in Annex A). Nothing in this paragraph shall prohibit the earlier vesting of the shares of Common Stock subject to the 2002 Option in accordance with the existing terms of the 2002 Option.

        4.     For purposes of this Agreement, “Disabled” shall mean that Mr. Barkley shall have failed, due to illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than ninety (90) calendar days during any twelve (12) month period.

        5.     For purposes of this Agreement, “Without Cause” shall mean Mr. Barkley’s involuntary removal from the Board for reasons other than: (i) the commission of any act of fraud, willful misconduct or gross negligence by Mr. Barkley in the course of his service on the Board hereunder which, in the case of gross negligence, has a material adverse effect on the business or condition (financial or otherwise) of the Company; (ii) willful material misrepresentation at any time by Mr. Barkley to the Board or the Chairman of the Board; (iii) willful failure or refusal to comply with any of his obligations hereunder or with the reasonable and lawful instruction of the Board; (iv) conviction of or pleading guilty to any felony, whether of the United States or any state thereof or any similar foreign law to which he may be subject; (v) any failure to substantially comply with any written lawful rules, regulations, policies or procedures of the Company furnished to Mr. Barkley which, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its material subsidiaries or affiliates; or (vi) any willful failure to comply with the Company’s, or any of its subsidiaries’ or affiliates’ policies regarding insider trading; provided, however, that in the case of clause (v) in this section, if Mr. Barkley’s failure or refusal referred to therein is curable by him, then Mr. Barkley’s removal shall not be “Without Cause” unless he fails to so cure within five (5) business days of his receipt from the Company of a written request for such cure and such request to cure is the first such request delivered under this section with respect to such failure.

        6.     Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally, or, if mailed, on the earlier of actual receipt or the third (3rd) business day after the date of such mailing, (i) if to the Company, to the attention of the General Counsel at the address first written above, and (ii) if to you, at the address first written above.

        7.     This Agreement may not be assigned by either party, provided that upon death Mr. Barkley’s rights hereunder shall survive and may be assigned, or conveyed by will, trust or operation of law, including without limitation, intestate succession. The Company may assign this letter agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

        8.     This Agreement constitutes the entire agreement between you and Company with respect to the matters referred to herein and supersedes all prior agreements, whether written or oral with respect hereto, other than options that have been granted to Mr. Barkley prior to the date hereof (including the 2002 Option as modified by this Agreement). In addition, any Proprietary Information and Inventions Assignment Agreement or similar agreement previously signed by Mr. Barkley shall remain in full force and effect. This letter agreement shall be governed by the laws of the State of California, without regard to principles of conflicts of laws of such State. Each party agrees to reimburse the other for any reasonable attorneys’ fees and expenses expended by it to enforce its rights hereunder if the other party willfully or recklessly breaches its obligations hereunder.

        If you agree with the terms of this Agreement, please date and sign the copy of this letter enclosed for that purpose and return it to me.

Sincerely,
ENCORE CAPITAL GROUP, INC. By: /s/ Robin R. Pruitt

Agreed and Accepted:

/s/ Barry Barkley
Barry Barkley

Date: June 13, 2005

Annex A

DEFINITION OF CHANGE OF CONTROL

For purposes of this Agreement, the term “Change of Control” shall mean and include any one or more of the following events:

    (i)        the Company is merged into or consolidated with another corporation, in a transaction in which, upon completion, the Company’s stockholders beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), less than 50% of the total voting securities entitled to vote generally in the election of directors of the surviving or resulting company outstanding;

    (ii)        all or substantially all of the assets of the Company are acquired by another corporation or business entity;

    (iii)        any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall acquire 50% or more of the Company’s outstanding voting stock entitled to vote generally in the election of directors; or

    (iv)        a majority of the Directors of the Company being Individuals not nominated by the Board of Directors.

        Notwithstanding the foregoing, the events described above shall not be deemed to be a “Change of Control” if they occur as a result of (i) a transaction involving any person (as defined in clause (iii) above) which is the beneficial owner (as defined in clause (i) above) as of the date of this Agreement, of more than 5% of the Company’s outstanding voting stock entitled to vote generally in the election of directors or any “associate” or “affiliate” of such person (as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended) or (ii) in the case of clause (iii) above, a person acquiring such 50% ownership position as a result of the acquisition by the Company of its voting stock which reduces the number of outstanding shares of voting stock of the Company.